EXHIBIT 1

Equal Energy Announces Board of Director Nominees

Calgary, Alberta – April 2, 2013 -- Equal Energy Ltd. (TSX: EQU) (NYSE: EQU).

Dan Botterill, Equal’s outgoing Chairman of the Board, is pleased to announce its board of director nominees for Equal’s Annual and Special Meeting of Stockholders to be held on May 13, 2013.

Equal’s current independent directors, Vick Dusik, Bob Wilkinson and Michael Doyle are standing for re-election, as is Don Klapko, the President and Chief Executive Officer of the company.

The three new board of director nominees are:

Lee Canaan:

Ms. Canaan has over 33 years of professional experience in both oil and gas operations, capital markets and investment management. Ms. Canaan has worked for three major oil companies, one of the ten largest global mutual fund families, and is currently the founding partner and portfolio manager of a private investment management firm. She began her career working as a petroleum geophysicist for eight years with Amoco in Houston. Post-MBA, Ms. Canaan was a money manager and corporate finance professional at ARCO’s Corporate Treasury in Los Angeles before joining AIM Management in Houston. At AIM Management, she was a member of a small investment team managing $4 billion in high yield bonds. Currently, Ms. Canaan manages a “special situations” investment fund and has served on the executive team of a private equity firm in Bloomfield Hills, Michigan. In 2009, the US Department of Energy recognized Ms. Canaan as a Geothermal Energy and Financial Valuation Expert for the purpose of reviewing public and private sector loans, grants, and awards. Ms. Canaan has previously served as a director of two publicly-traded companies. She has a B.S. in Geological Sciences from the University of Southern California, M.S. in Geophysics from the University of Texas in Austin, M.B.A. in Finance from the Wharton School at the University of Pennsylvania and holds the Chartered Financial Analyst (CFA) designation. She is a former member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists.

Michael Coffman:

Mr. Coffman is President, Chief Executive Officer and a Director of Panhandle Oil and Gas Inc. Panhandle is listed on the New York Stock Exchange and trades under the symbol PHX. He has been employed by Panhandle since 1990 serving as Treasurer, Chief Financial Officer, Co-President and, since 2007, President and CEO. Mr. Coffman graduated from Oklahoma State University in 1975 with a Bachelors’ degree in Business Administration and worked in public accounting for three years before becoming involved with companies in the oil and gas industry. Mr. Coffman is a member of the Associates of the Spears School of Business at Oklahoma State University, a member of the Independent Petroleum Association of America and the Oklahoma Independent Petroleum Association. He is an advisory board member of The Bank of Oklahoma – Oklahoma City and in January 2013 was appointed to serve a three-year term on the Board of Directors of the Oklahoma City Branch of the Federal Reserve Bank of Kansas City.

Kyle Travis:

Mr. Travis is a Petroleum Engineer with 34 years of diversified experience in the oil and gas industry. He has a proven record of effectively building oil and gas companies from infancy to significance. Kyle has spent a large percentage of his career in Oklahoma and is very familiar with the plays in Oklahoma and surrounding states. He is experienced in all phases of petroleum engineering, including economic evaluations, reservoir, drilling, completion, and production engineering. His management experience includes both companies that have grown via drilling prospects and others through acquisitions. In addition to being President of Patriot Resources, LLC, Kyle currently teaches international and domestic completion and operations classes for Petroskills throughout the world. He has a B.S. degree in Petroleum Engineering from the University of Oklahoma.

“We are very pleased with the quality of individuals standing for election at the upcoming May 13th Annual and Special Meeting of Stockholders”, Dan Botterill, Equal’s Chairman said. “Their pending election fulfills an important board commitment coming out of last year’s strategic review, to increase the number of independent directors with U.S. based professionals having direct U.S. oil and gas business experience, particularly in the mid-continent region. The new board nominees collectively bring to Equal expertise in operations, geology, capital markets, public company management and business development, specifically in Oklahoma.”

A governance priority of the Board is the eventual and timely migration to a Board comprised principally of qualified independent directors from the U.S. “There is an understanding,” Botterill further states, “that Equal has a number of complex legal and operational issues associated with our status as a public company in both Canada and the U.S. Equal’s Board has a responsibility to stockholders in each jurisdiction to consider matters including proportionate representation on Board committees, company operations and management transition plans. Finally, I would like to thank the current Board for the diligence and effort exhibited during this nomination process. I have total confidence we have a highly qualified, independent and trustworthy slate of directors in place.”

Dan Botterill, Roger Giovanetto and Peter Carpenter are not standing for re-election. Equal would like to thank these dedicated professionals for their guidance and support during their tenures as Equal board members.

About Equal Energy:

Equal Energy is an oil and gas exploration and production company based in Calgary, Alberta, with its United States operations office located in Oklahoma City, Oklahoma. Our shares and convertible debentures are listed on the Toronto Stock Exchange under the symbols (EQU, EQU.DB.B), and our shares are listed on the New York Stock Exchange under the symbol (EQU). Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma.

Contacts:

Dell Chapman	Scott Smalling
SVP Finance	Vice President and CFO
(403) 538-3580 or (877) 263-0262	(405) 242-6020 or (405) 242-5010

Don Klapko

President & CEO

(403) 536-8373 or (877) 263-0262

Additional Information

Equal filed a preliminary proxy statement on Schedule 14A (the "Preliminary Proxy Statement") with the U.S. Securities and Exchange Commission (the "SEC") on March 28, 2013 in connection with its 2013 annual meeting of stockholders (the "Annual Meeting"). Promptly after filing a definitive proxy statement with the SEC, Equal will mail the definitive proxy statement and a form of proxy card to each stockholder of Equal entitled to vote at the Annual Meeting. STOCKHOLDERS OF EQUAL ENERGY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Copies of the definitive proxy statement and form of proxy will, along with other relevant documents, be available at no charge on the SEC's web site at http://www.sec.gov. In addition, Equal will provide copies of the definitive proxy statement and accompanying proxy card (when available) without charge upon request.

Certain Information Regarding Participants

Equal, certain of its current directors and executive officers and each of the individuals nominated by Equal for election at the Annual Meeting—Ms. Canaan and Messrs. Coffman, Doyle, Dusik, Klapko, Travis and Wilkinson—may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the participants, including a description of their direct or indirect interests by security holdings, is contained in the Preliminary Proxy Statement. This document can be obtained free of charge from the sources indicated above.

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Forward-looking Statements:

Certain information in this press release constitutes forward-looking statements under applicable securities law including the successful election of the new board members and the re-election of existing board members, the timing of the annual stockholders meeting and the timing and success of the migration of the Board makeup to principally US directors. Any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may," "should," "anticipate," "expects," "seeks" and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional information on these and other factors that could affect Equal's operations or financial results are included in Equal's reports on file with Canadian and U.S. securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), the SEC's website (www.sec.gov), Equal's website (www.equalenergy.ca) or by contacting Equal. Furthermore, the forward looking statements contained in this news release are made as of the date of this news release, and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by securities law.

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